Exhibit 4.2

CERTIFICATE OF DETERMINATION

OF

SERIES C CONVERTIBLE

PERPETUAL PREFERRED STOCK

OF

HERITAGE COMMERCE CORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Lawrence McGovern, Executive Vice-President, and Debbie Reuter, Secretary, of Heritage Commerce Corp, a corporation organized under the laws of the State of California (hereinafter called the “Corporation”), do hereby certify as follows:

1.             On June 17, 2010, the Board of Directors of the Corporation adopted a resolution designating 21,050 shares of preferred stock as Series C Convertible Perpetual Preferred Stock.

2.             No shares of Series C Convertible Perpetual Preferred Stock have been issued.

3.             Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, the following resolution was duly adopted by the Board of Directors on June 17, 2010, creating the series of preferred stock designated as Series C Convertible Perpetual Preferred Stock:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, as amended, and applicable law, a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as follows:

Section 1.  Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 21,050. The Series C Preferred Stock shall have no par value per share.

Section 2.  Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Corporation’s Series A Fixed Rate Cumulative Perpetual Stock issued on November 21, 2008 (“Series A Preferred Stock”), and Series B Mandatory Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), and with each class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock, no par value per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established on or after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the approval of the Holders; provided, however, that for as long as the Series C Preferred Stock remains outstanding, no preferred stock of the Corporation that would rank senior to the Series C Preferred Stock may be issued without, in each case, the express approval of the Holders of at least two-thirds of the issued and outstanding shares of Series C Preferred Stock voting as a single class.

Section 3.  Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Additional Stock” has the meaning set forth in Section 10(a)(viii)(F).

(b)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d)           “Business Day” means any day that is not Saturday or Sunday and that, in the City of New York and in the State of California, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(e)           “Certificate of Determination” means this Certificate of Determination of Heritage Commerce Corp, dated June 17, 2010.

(f)            “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Select Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose, subject to the joint approval of the Board of Directors of the Corporation and the Holders.  The Corporation shall cause at its expense the investment bank to perform the determinations and notify the Corporation and the Holders of the results no later than ten Business Days from the time it receives the engagement. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the NASDAQ Stock Market shall govern.

(g)           “Common Stock” has the meaning set forth in Section 2.

(h)           “Common Stock Equivalents” means securities representing rights convertible into or exchangeable for, or entitling the holder thereof to purchase or receive directly or indirectly, shares of Common Stock.

(i)            “Conversion Price” means for each share of Series C Preferred Stock, $3.75; provided that if the Shareholder Approval are not obtained by the six month anniversary of the Effective Date, the Conversion Price shall be reduced by ten percent (10%) (subject to further adjustment or limitation from time to time in a manner consistent with the provisions of Section 10).

(j)            “Corporation” means Heritage Commerce Corp, a California corporation.

(k)           “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l)            “Distributed Property” has the meaning set forth in Section 10(a)(iv).

(m)          “Distribution” has the meaning set forth in Section 4(c).

(n)           “Dividend Rate” means for purposes of Section 4(b) an annual rate equal to twenty percent (20%) per annum.

(o)           “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(p)           “Exchange Property” has the meaning set forth in Section 11(a).

(q)           “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(r)            “Filing Date” has the meaning set forth in Section 10(a)(viii)(A).

(s)           “First Dilutive Issuance” has the meaning set forth in Section 10(a)(viii)(A).

(t)            “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u)           “Junior Securities” has the meaning set forth in Section 2.

(v)           “Liquidation Preference” means, as to the Series C Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

(w)          “Mandatory Conversion Date” means, with respect to shares of Series C Preferred Stock of any Holder, at any time following receipt of the Shareholder Approval and the date of the consummation of the transfer by such Holder of shares of Series C Preferred Stock to a non-affiliate in a Widely Dispersed Offering.

(x)            “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(y)           “Parity Securities” has the meaning set forth in Section 2.

(z)            “Permitted Rights Offering” means an offering of up to $10 million of aggregate offering price of Common Stock pursuant to subscription rights distributed pro rata to the then existing holders of record of Common Stock at a price per share of Common Stock not less than $3.75, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights pursuant to the terms of the Securities Purchase Agreement.

(aa)         “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(bb)         “Series A Preferred Stock” has the meaning set forth in Section 2.

(cc)         “Series B Preferred Stock” has the meaning set forth in Section 2.

(dd)         “Series C Preferred Stock” has the meaning set forth in Section 1.

(ee)         “Record Date” has the meaning set forth in Section 4(a)(iii).

(ff)           “Reorganization Event” has the meaning set forth in Section 11(a).

(gg)         “Section 4(b) Dividend Payment Date” has the meaning set forth in Section 4(b)(i).

(hh)         “Section 4(b) Dividend Period” has the meaning set forth in Section 4(b)(ii).

(ii)           “Securities Purchase Agreement” means the agreement by and among the Corporation and the purchasers named therein dated June 18, 2010.

(jj)           “Shareholder Approval” means the vote of a majority of the Common Stock present and voting and the vote of at least a majority of the outstanding shares of the Series C Preferred Stock to approve the issuance of Common Stock upon conversion of the Series C Preferred Stock for purposes of Rule 5635 of the NASDAQ Stock Market Rules.

(kk)         “Subsequent Dilutive Issuance” has the meaning set forth in Section 10(a)(viii)(A).

(ll)           “Trading Day” means a day on which the shares of Common Stock:

(i)            are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm)       “Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(nn)         “Voting Securities” means, at any time, shares of any class of capital stock of this Corporation that are entitled to vote generally in the election of directors.

(oo)         “Widely Dispersed Offering” means (a) a widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or pursuant to Rule 144 under the Securities Act, (b) a transfer in which no transferee (or group of associated transferees ) after giving effect to such transfer, would own more than 2% of any class of Voting Securities or (c) a transfer to a transferee that controls or is acquiring control of more than 50% of the Voting Securities.

Section 4.  Dividends.

(a)           From and after the Effective Date, and when as declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available thereafter, the Corporation pays dividends in cash or shares of Common Stock (other than a Permitted Rights Offering), then the Corporation shall pay a similar dividend in cash or shares of Common Stock or make a similar distribution of shares of Common Stock based on the number of shares of Common Stock that the shares of Series C Preferred Stock are then convertible on the applicable record date for such distribution in accordance with Section 4(a), provided, however, that prior to the Shareholder Approval, Holders shall be entitled to cumulative dividends of the type and in the amounts determined as set forth in Section 4(b).

(b)           From and after the Effective Date and prior to the Shareholder Approval, the Holders shall be entitled to receive, only if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, cumulative dividends of the type and in the amounts determined as set forth in this Section 4(b), and no more, provided, however, that notwithstanding any other provision in this Section 4 other than Section 4(c), if the Shareholder Approval occurs before the six month anniversary of the Effective Date, then no accrued dividends shall be payable under this Section 4(b).

(i)            Commencing on the Effective Date, dividends shall accrue and be payable semi-annually in arrears with the first such dividend payable on the six month anniversary of the Effective Date and continuing on each six (6) month anniversary thereafter (each, a “Section 4(b) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors. Dividends payable pursuant to this Section 4(b), if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series C Preferred Stock, payable in cash at an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4(b) Dividend Period that are payable on such share of Series C Preferred Stock, payable in cash.

(ii)           Dividends payable pursuant to this Section 4(b) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(b) Dividend Period greater or less than a full Section 4(b) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. Each period from and including a Section 4(b) Dividend Payment Date to but excluding the following Section 4(b) Dividend Payment Date is herein referred to as a “Section 4(b) Dividend Period”.

(iii)          Each dividend will be payable to Holders of record as they appear in the records of the Corporation on the applicable record date (each, a “Record Date”), which with respect to dividends payable pursuant to this Section 4(b), shall be on the fifteenth day of the month immediately prior to the month in which the relevant Section 4(b) Dividend Payment Date occurs.

(iv)          Dividends on the Series C Preferred Stock pursuant to this Section 4(b) are cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series C Preferred Stock for a Section 4(b) Dividend Period prior to the related Section 4(b) Dividend Payment Date, in full or otherwise, such unpaid dividend shall accrue and shall cumulate from such scheduled Section 4(b) Dividend Payment Date, shall compound on each subsequent Section 4(b) Dividend Payment Date and shall be payable semi-annually in arrears on each subsequent Section 4(b) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(v)           So long as any shares of Series C Preferred Stock remain outstanding, if all dividends on all outstanding shares of the Series C Preferred Stock for any Section 4(b) Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Corporation shall not (x) declare or pay dividends with respect to, or make any distributions on, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities, respectively, and (iv) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If dividends payable pursuant to Section 4(b) for any Section 4(b) Dividend Payment Date are not paid in full, or declared and funds set aside therefor on the shares of the Series C Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Section 4(b) Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4(b) Dividend Payment Dates, on a dividend payment date falling within a Section 4(b) Dividend Period applicable to such Section 4(b) Dividend Payment Date), then all dividends declared on shares of the Series C Preferred Stock and such Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full semi-annual dividends per share payable on the shares of the Series C Preferred Stock pursuant to this Section 4(b) and all such Parity Securities otherwise payable on such Section 4(b) Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4(b) Dividend Payment Dates, on a dividend payment date falling within a Section 4(b) Dividend Period applicable to such Section 4(b) Dividend Payment Date) (subject to such dividends on such Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued and unpaid dividends) bear to each other.

(vi)          If the Shareholder Approval are obtained by the Corporation on or prior to the Record Date for any declared dividend applicable to any Section 4(b) Dividend Period, the Holder of such share of Series C Preferred Stock will have the right to receive accrued dividends on the Series C Preferred Stock prior to the Shareholder Approval with respect to such Section 4(b) Dividend Period, and this shall not affect any rights to receive any accrued and unpaid dividends on the Series C Preferred Stock attributable to any Section 4(b) Dividend Period completed prior to such Record Date. If after the Record Date for any declared dividend applicable to any Section 4(b) Dividend Period and prior to the relevant Section 4(b) Dividend Payment Date, such Holder shall receive that dividend on the relevant Section 4(b) Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend.

(vii)         Notwithstanding anything contained in this Section 4(b) to the contrary, if the Shareholder Approval are obtained by the Corporation before the six month anniversary the Effective Date then no accrued dividends payable under the terms of this Section 4(b) shall be payable.

(c)           Subject to the limitations of Section 4(b)(v), if applicable, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any Distribution on any Common Stock, unless at the time of such dividend or Distribution the Corporation simultaneously pays a dividend or makes a Distribution on each outstanding share of Series C Preferred Stock in the same form of consideration as received by the holders of the Common Stock in an amount equal to the product of (i) the dividend payable or Distribution to be made on each share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock (assuming receipt of the Shareholder Approval and, if necessary, regulatory approvals), calculated on the record date for determination of holders entitled to receive such dividend or Distribution. For purposes hereof, “Distribution” shall mean the transfer of cash, securities or other assets or property, including, without limitation, evidences of indebtedness, shares of capital stock or securities (including, without limitation, any dividend or distribution of (i) shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction or (ii) rights or warrants to purchase shares of Common Stock (other than rights issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan, other similar plans or a Permitted Rights Offering), without consideration, whether by way of dividend or otherwise.

Section 5.  Liquidation.

(a)           Subject to Section 5(b), in the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions per share of Series C Preferred Stock in an amount equal to the Liquidation Preference, plus an amount equal to (i) any accrued and unpaid dividends (regardless of whether any dividends are actually declared) and (ii) any authorized and declared but unpaid dividends thereon, to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock.  After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)           In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up before the Shareholder Approval, the Holders at the time shall be entitled to receive, for each share of the Series C Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any accrued but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Corporation (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series C Preferred Stock, that would be made on the number of shares of Common Stock equal to the Liquidation Preference divided by the Applicable Conversion Price as if all of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock had been converted into Common Stock on such date of determination, out of assets legally available for distribution to the Corporation’s shareholders, simultaneous with any distribution of assets made to the holders of the Common Stock.

(c)           In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(d)           Except as provided in Section 11, the Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.  Maturity. The Series C Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Determination.

Section 7.  Redemptions.

(a)           Redemption by the Holder. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(b)           No Redemption by the Corporation. The Series C Preferred Stock shall not be redeemable by the Corporation at any time. The Series C Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series C Preferred Stock.

Section 8.  Mandatory Conversion.  Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of a Holder, all such Holder’s shares of Series C Preferred Stock shall automatically convert into shares of Common Stock held by the transferee in a Widely Dispersed Public Offering. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference, plus the aggregate sum of all accrued and unpaid dividends by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof).  Upon conversion, the transferee shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9.  Conversion Procedures.

(a)           Each Holder shall promptly provide written notice to the Corporation within three Business Days of its intent to transfer its Series C Preferred Stock in a Widely Dispersed Offering and, promptly upon receipt of each required regulatory approval applicable to the transferee, if any, such transferee shall provide written notice to the Corporation of such receipt.  Upon occurrence of the Mandatory Conversion Date with respect to shares of Series C Preferred Stock of any Holder, the Corporation shall provide notice of such conversion to the Holder (such notice a “Notice of Mandatory Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)            the Mandatory Conversion Date applicable to such Holder;

(ii)           the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to such mandatory conversion;

(iii)          the place or places where certificates for shares of Series C Preferred Stock held of record by such Holder are to be surrendered for issuance to the transferee of certificates representing shares of Common Stock; and

(iv)          information concerning the proposed transferee sufficient to allow the Corporation’s transfer agent to effect issuance of shares of Common Stock to such transferee.

(b)           Effective immediately prior to the close of business on a Mandatory Conversion Date, with respect to any shares of Series C Preferred Stock to be converted on such Mandatory Conversion Date, dividends shall no longer be declared on any such shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) any accrued and unpaid dividends on such shares to the extent provided in Section 4 and (ii) any other payments to which such Holder is otherwise entitled pursuant to Section 11 or Section 13 hereof, as applicable.

(c)           Prior to the close of business on a Mandatory Conversion Date, with respect to any share of Series C Preferred Stock to be converted on such Mandatory Conversion Date, the shares of Common Stock issuable upon conversion thereof or other securities issuable upon conversion of such share of Series C Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to such shares of Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock, except to the extent provided in Section 4(c).

(d)           Shares of Series C Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding.

(e)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the relevant Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to withhold issuance of the Common Stock until some time as the Holder provides the requested information.

Section 10.  Anti-Dilution Adjustments.

(a)           Prior to the Corporation obtaining the Shareholder Approval, the Conversion Price shall be subject to the following adjustments:

(i)            Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

•                                          the numerator is the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, and

•                                          the denominator is the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this Section 10(a)(i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this Section 10(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock).

(ii)           Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

•                                          the numerator is the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination, and

•                                          the denominator is the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this Section 10(a)(ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this Section 10(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock).

(iii)          Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

•                                          the numerator is the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus (2) the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, and

•                                          the denominator is the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus (2) the total number of shares of Common Stock issuable pursuant to such rights or warrants.

For the purposes of this Section 10(a)(iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this Section 10(a)(iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock). To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock). In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). If an adjustment to the Conversion Price is required under this Section 10(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided in this Section 10(a)(iii).

(iv)          Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 10(a)(i), any rights or warrants referred to in Section 10(a)(iii), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

•                                          the numerator is the Current Market Price per share of Common Stock on such date minus the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined in good faith by the Board of Directors, and

•                                          the denominator is the Current Market Price per share of Common Stock on such date;

provided that, if the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined in good faith by the Board of Directors is equal to or greater than the Current Market Price per share of Common Stock on such date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which the Distributed Property is distributed to holders of Common Stock, for each share of Series C Preferred Stock, the amount of Distributed Property such Holder would have received had such Holder’s Series C Preferred Stock been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible on the Ex-Date for such distribution.

In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will not be adjusted, but in lieu of such adjustment each Holder shall receive the same distribution as a holder of Common Stock would as though such Holder’s shares of Series C Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible.

In the event that such distribution described in this Section 10(a)(iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock). If an adjustment to the Conversion Price is required under this Section 10(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iv).

(v)           Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend or distribution on the Common Stock to the extent a corresponding cash dividend or distribution pursuant to Section 4 is paid on the Series C Preferred Stock, (b) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

•                                          the numerator is the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date minus the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section 10(a)(v), and

•                                          the denominator is the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

In the event that any distribution described in this Section 10(a)(v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock).

Notwithstanding the foregoing, if the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section 10(a)(v), is equal to or greater than the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series C Preferred Stock, the amount of cash such Holder would have received had such Holder’s Series C Preferred Stock been converted into such number of shares of Common Stock that such Holder’s shares of Series C Preferred Stock would then be convertible on the Ex-Date for such distribution.

(vi)          Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS-l x SP
AC + (SP x OS-2)
where,

SP =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS-1 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS-2 =

the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock). Except as set forth in the preceding sentence, if the application of this Section 10(a)(vi) to any tender offer or exchange offer would result in a decrease in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this Section 10(a)(vi).

(vii)         Rights Plans. To the extent that the Corporation has a shareholders’ rights plan in effect with respect to the Common Stock on a Mandatory Conversion Date, upon conversion of any shares of the Series C Preferred Stock, the transferee will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in Section 10(a)(iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii)        Other Issuances of Additional Stock.

(A)          If the Corporation shall issue (or be deemed to have issued), after the date of filing of this Certificate of Determination (the “Filing Date”), any Additional Stock (as defined below in Section 10(a)(viii)(F)) without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this Section 10(a)(viii)) be adjusted to a price equal to (calculated to the nearest cent) the product obtained by multiplying the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance of Additional Stock by a fraction, the numerator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock previously deemed to have been issued pursuant to Section 10(a)(viii)(E)(l) or Section 10(a)(viii)(E)(2) (to the extent not actually issued)) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance of Additional Stock would purchase at the Conversion Price for Series C Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock previously deemed to have been issued pursuant to Section 10(a)(viii)(E)(l) or Section 10(a)(viii)(E)(2) (to the extent not actually issued)) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Additional Stock issued. In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance, the Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)           Except to the limited extent provided for in Section 10(a)(viii)(E)(3) or Section 10(a)(viii)(E)(4), no adjustment of the Conversion Price for Series C Preferred Stock pursuant to this subsection (viii) shall have the effect of increasing any such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)          In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation’s Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance after the Filing Date of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of this Section 10(a)(viii):

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 10(a)(viii)(C) and Section 10(a)(viii)(D)) if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 10(a)(viii)(C) and Section 10(a)(viii)(D)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for the Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock).

(5)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 10(a)(viii)(E)(l) or Section 10(a)(viii)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 10(a)(viii)(E)(3) or Section 10(a)(viii)(E)(4).

(F)           “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 10(a)(viii)(E)) by this Corporation after the Filing Date, other than:

(1)           shares of Common Stock or Common Stock Equivalents issued pursuant to an event or transaction described in Section 10(a)(i) or Section 10(a)(ii);

(2)           shares of Common Stock issued pursuant to an event or transaction described in Section 10(c)(iii);

(3)           shares of Common Stock issued or issuable upon conversion of shares of Series C Preferred Stock;

(4)           shares of Common Stock issued (or deemed to have been issued pursuant to Section 10(a)(viii)(E)) in connection with a Reorganization Event; and

(5)           shares of Common Stock issued or issuable upon conversion of shares of Series B Preferred Stock.

(b)           The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)           (i)            All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the applicable Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)           No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series C Preferred Stock (including, without limitation, pursuant to Section 4 hereof), without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(iii)          The Conversion Price shall not be adjusted:

(A)          with respect to a Permitted Rights Offering;

(B)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C)           upon the issuance of any shares of Common Stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, compensation plan or program of or assumed by the Corporation or any of its subsidiaries (including the Corporation’s 1994 Tandem Stock Option Plan and Amended and Restated 2004 Equity Plan);

(D)          upon the issuance of any shares of Common Stock pursuant to any option, warrant (including the Warrant issued to the U.S. Treasury on November 21, 2008) and any anti-dilution adjustments required thereunder, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter;

(E)           for accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock.

(d)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e)           Notwithstanding anything contained in this Section 10 to the contrary, from and after the date Corporation obtains the Shareholder Approval, the Corporation shall not have any obligation to adjust the Conversion Price under the terms of this Section 10, provided, however, that if the Corporation shall (i)) subdivide its outstanding shares of Common Stock into a greater number of shares, then the Corporation shall similarly subdivide its outstanding shares of Series C Preferred Stock; (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Corporation shall similarly combine its outstanding shares of Series C Preferred Stock (except for a Permitted Rights Offering).

Section 11.  Reorganization Events.

(a)           In the event that, for so long as any shares of Series C Preferred Stock remain outstanding, there occurs:

(i)                                     any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)                                  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii)                               any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)                              any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”), then each share of Series C Preferred Stock outstanding immediately prior to such Reorganization Event shall, at the option of the Holders, either convert into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series C Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”) plus an amount in cash equal to any accrued and unpaid dividends on such Series C Preferred Stock, or be entitled to receive liquidating distributions in accordance with Section 5 as if such Reorganization Event were a liquidation of the Corporation.

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10, if applicable, shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within seven (7) days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement does not interfere with or prevent (as applicable) (i) conversion of the Series C Preferred Stock into the Exchange Property or (ii) the ability of Holders to receive, at their option, a liquidating distribution in accordance with Section 5, in each case, in a manner that is consistent with and gives effect to this Section 11.

Section 12.  Voting Rights.

(a)           Holders will not have any voting rights (including no right to elect any directors), except (i) voting rights, if any, required by law and (ii) voting rights described in Section 12(b).

(b)           So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by the Articles of Incorporation, the vote or written consent of the Holders of at least two-thirds of the then outstanding shares of shares of Series C Preferred Stock at the time outstanding and entitled to vote thereon, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by California law:

(i)                                     Any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Corporation’s Articles of Incorporation (including this Certificate of Determination) or the Corporation’s Bylaws that would significantly and adversely affects the rights or preferences of the Series C Preferred Stock; provided, however, that for all purposes of this Section 12(b)(i), (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, (2) any increase in the amount of the Corporation’s authorized or issued Series C Preferred Stock, and (3) to the extent allowed by California law, the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series C Preferred Stock, either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock and except as otherwise provided under California law, Holders will have no right to vote solely by such an increase, creation or issuance; or

(ii)                                  So long as any shares of Series C Preferred Stock are outstanding, the Holder shall be entitled to vote, with a number of votes equal to that number of shares of Common Stock into which such Holder’s shares of Series C Preferred Stock would then be convertible, together with the holders of Common Stock acting as a single class, in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, for effecting or validating any consummation of any Reorganization Event, as defined in Section 11 above.

(c)           Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

(d)           If the Board of Governors of the Federal Reserve System determines that the Series C Preferred Stock is classified as “voting stock” for the purposes of the Bank Holding Company Act of 1956, as amended, the Holders and the Corporation will make such reasonable modifications to the voting rights in this Section 12 so that the Series C Preferred Stock is no longer considered “voting stock.”

(e)           Without the vote or written consent of the holders of the Series C Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i)                                     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Determination that may be ambiguous, defective or inconsistent; or

(ii)                                  to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Determination.

(f)            The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such written consents shall be governed by the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series C Preferred Stock or Common Stock is listed or traded at the time.

Section 13.  Fractional Shares.

(a)           No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash to the transferee (computed to the nearest cent) equal to the fair value of a fraction, which fair value shall be determined based upon the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Mandatory Conversion Date.

(c)           If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same transferee, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 14.  Reservation of Common Stock.

(a)           The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of Determination free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock (assuming receipt of the Shareholder Approval and, if necessary, regulatory approvals), then outstanding, based on the Applicable Conversion Price. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder and there was no regulatory impediment to such conversion.

(b)           All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(c)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)           The Corporation hereby covenants and agrees that it will list and keep listed on the Trading Market, so long as the Common Stock shall be so listed on the Trading Market, all the Common Stock issuable upon conversion of the Series C Preferred Stock.

Section 15.  Replacement Certificates.  The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 16.  Miscellaneous.

(a)           All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or five (5) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to its office at 150 Almaden Boulevard, San Jose, California 95113, Attention: President and Chief Executive Officer, with a copy to the Corporation’s Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)           All payments on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d)           No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Determination as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e)           The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Corporation’s Articles of Incorporation or as provided by applicable law.

(f)            The Corporation covenants not to treat the Series C Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

/s/ Lawrence McGovern
Lawrence McGovern,
Executive Vice President

/s/ Debbie Reuter
Debbie Reuter,
Secretary

Date: June 17, 2010.

Certificate of Determination — Series C

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